CR-111372

Certificate of Incorporation

I,    D.EVADNE EBANKS     Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP.22, that all the requirements of the said

Law in respect of registration were complied with by

HUMAN LIFE SCIENCE HOLDING CORP.

An Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 5th Day of July Two Thousand One.

Given under my hand and Seal at Gorge Town in the

Island of Grant Cayman this Fifth day of July

Two Thousand One.

Assistant Registrar

of Companies, Cayman Islands, B.W.L.